Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements  (No. 000-30495) on Form S-8 of First Ottawa Bancshares, Inc. of our report dated January 17, 2003 relating to the consolidated financial statements of First Ottawa Bancshares, Inc. and subsidiaries as of December 31, 2002 and for each of the two years in the period ended December 31, 2002, which report is incorporated by reference in this Annual Report on Form 10-K of First Ottawa Bancshares, Inc. for the year ended December 31, 2003.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois
March 29, 2004